Exhibit 3.2

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:17 PM 06/22/2017
FILED 03:17 PM 06/22/2017
SR 20174899806 – File Number 3742785

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
FARMER BROS. CO.
Farmer Bros. Co., a Delaware corporation (the “Corporation”), does hereby certify:
FIRST: The Certificate of Incorporation of the Corporation is hereby amended by deleting paragraph (b) in the Fifth Article thereof and inserting the following in lieu thereof:
(b)    The Board of Directors shall consist of no less than five members or more than nine members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the active Board of Directors.
SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be in its corporate name this 22nd day of June, 2017.
FARMER BROS. CO.

By: /s/ Michael H. Keown
Name: Michael H. Keown
Title: President and Chief Executive Officer

US-DOCS\90122433.1